Exhibit 18 -- Letter re change in accounting principles


May 7, 2001

NACCO Industries, Inc.
5875 Landerbrook Drive
Landerbrook Drive Office Park
Mayfield Heights, Ohio  44124-4017


Re:  Form 10-Q Report for the quarter ended March 31, 2001

Ladies and Gentlemen:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

We have been informed that as of January 1, 2001, a United Kingdom subsidiary of the Company has changed its method of recognition of asset gains and losses of its defined benefit pension plan from the current recognition method to the amortization method to conform with the methodology utilized by the Company for all other defined benefit plans. According to the management of the Company, this change was made to achieve consistency of application of accounting principles among all members of the consolidated group.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.

We have not audited the application of this change to the financial statements of any period subsequent to December 31, 2000. Further, we have not examined and do not express any opinion with respect to your consolidated financial statements for the three months ended March 31, 2001.

Very truly yours,

/s/ Arthur Andersen LLP